Exhibit 99

                          Moderator: (Joanne Pagliuca)
                                   May 9, 2005
                                   9:00 am EST


Operator:             Good morning, my name is (Mandy) and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the MSW Energy Holdings and MSW Energy
                      Holdings II First Quarter 2005 conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. Thank you.

                      Ms. (Joanne Pagliuca) you may begin your conference.

(Joanne  Pagliuca):   Good morning everyone and welcome to the MSW
                      Energy Holdings LLC and MSW Energy Holdings II LLC
                      Conference Call for the quarter ended March 31, 2005.
                      Today's call is being recorded. I'm (Joanne Pagliuca) your contact for Investor Relations. I am also the Treasurer of Ref-Fuel Holdings LLC.

                      With me today is (John Miller) who is the CEO of MSW Energy Holdings LLC and MSW Energy Holdings II LLC and Ref-Fuel Holdings and Mike Gruppuso who is the CFO of all three companies. During this call we will refer to the companies as MSW I, MSW II and Ref-Fuel Holdings.
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                      During the course of this conference call we will be
                      making statements that are deemed to be forward-looking statements. All statements other than statements of historical fact included in this conference call that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements.

                      Forward-looking statements give our current expectations and projections relating to financial conditions, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current fact. These statements may include words such as anticipate, estimate, expect, project, tend, plan, or believe and other similar words that are used in connection with any discussion of future operating or financial performance or other events.

                      The forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct.

                      They can be affected by inaccurate assumptions which we might make or by known or unknown risks and uncertainties. Forward-looking statements speak only as of the date on which they are made and except as required by law; we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made. In addition this conference call does not constitute an offer to sell securities or solicitation of an offer to purchase.
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                      So now following (John's) review of the operating
                      statistics and Mike's financial review, we will open the lines for questions. I'll pass it over to you, (John).

(John Miller):        Thank you (Joanne). Good morning to everyone. The
                      first quarter was a pretty good quarter from an operating standpoint for American Ref-Fuel. As most of you know who have been on these calls in the past, first quarter is an outage quarter for our company meaning we basically take down all of our boilers once a year for major outages and major overhaul and maintenance.

                      Through the first quarter of 2005, we had completed 14 of the 19 major outages that we incur during the year. Availability for the first quarter was at 87.0% which was down slightly from the 87.6% that we experienced in the first quarter of 2004. That's largely because Hempstead had two major outages in the first quarter of 2005 whereas in the first quarter of 2004, we only had one outage there.

                      As I said, we had 14 outages completed through March. We'll do two more in April, one in May and then finish off with two fall outages for our Delaware Valley Plant. Although the scheduled outage time was slightly more in the first quarter of this year, unscheduled days were down in the first quarter of '05 versus the first quarter of '04. That's a good thing because unscheduled is clearly more costly and more difficult to work than the scheduled time when you've got all the planning in place.
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                      As a result of the reduced availability clearly you would
                      expect our operating statistics to be slightly lower in the first quarter in '05 and they are. We produced or processed 1.2 million tons in the first quarter which was just very slightly below what we did in 2004, power sales in the first quarter of 2005 were at 589,000 megawatt hours which again was down from the first quarter of 2004.

                      Two reasons there, first of all the availability issue would clearly cause reduced power sales. But also we were experiencing some air and leakage in our boilers which reduced the efficiency of power or steam run through the turbine generator and we've been addressing these in outages and expect to see improved production as we go through the rest of the year.

                      When you look at the tip fee for the first quarter of 2005, it was about $51.05 which was up compared to last year's $49.41. That is largely due to a new contract that we have with the New York DOS that began in the very end of 2004. We also had some mix issues in the Hempstead facility as we brought more premium waste into that facility in the first quarter of 2005 versus 2004.

                      You take a look at (ferrous) metals sold from the plants. We did 33,000 tons in the first quarter of 2005, slightly better than we did last year. Pricing was at $63.05 per ton which was down almost $10.00 from the first quarter of 2004. Not a reason at all to be concerned. Clearly the markets were much more volatile last year than they are in 2005. As we go through April we expect to see the four months' number basically being in line with the four months of last year. So the markets are still firm for metals, and scrap metal sales.

                      With that I'll turn things over to Mike for a financial briefing.

Mike Gruppuso:        Okay thanks (John). As you know both MSW I and
                      MSW II began consolidating Ref-Fuel Holdings into their results of operations and cash flows on May 1, 2004. This means that prior to consolidation Ref-Fuel Holdings' results for the four months ended April 2004 are recognized in the income statements as equity in net earnings.

                      For this reason we have included pro forma income statements in both 10Qs as if the restructuring transactions had occurred on January 1, 2004. This information is for informational purposes only and is not necessarily indicative of the actual results that would have resulted had the acquisitions actually occurred on that date.

                      For MSW I for the quarter ended March 31, 2005, MSW I reported a net loss of $720,000. Operating income was $18.3 million and interest income was $1.1 million offset primarily by $16.9 million of interest expense and minority interest in net income of consolidated subs of $4.1 million.

                      Cash provided by operating activities was $36.3 million which relates to cash earnings and changes in working capital. Capital spending for the quarter was $17.1 million, approximately $2.4 million below prior year which related to improvements made during the outages.

                      The following non-GAAP measure is based on the proportionate data for the 12 months ended March 31, 2005. It is required by the covenant calculations of the indenture and is being presented to assist the holders of our Senior Notes. The ratio of proportionate adjusted EBITDA to proportionate interest expense was 3.3x. This was derived by using Ref-Fuel Holdings' adjusted EBITDA of approximately $271 million.

                      For the quarter ended March 31, 2005 MSW II reported a net loss of $279,000. Operating income was $18.3 million and interest income was $1.1 offset by interest expense of $16.3 million and minority interest in net income of consolidated subs of $4 million. Cash provided by operating activities was $32.4 million which relates to cash earnings and the changes in working capital.

                      Capital spending for the quarter was $17.1 million approximately $2.4 million below the prior year. The following non-GAAP measure is based on proportionate data for the 12 months ended March 31, 2005. The proportionate ratio of adjusted EBITDA to proportionate interest expense was again 3.3x.

                      Okay, we'll know open the call up for questions.

Operator:             Yes sir, at this time I would like to remind everyone, if
                      you would like to ask a question, press Star then the number 1 on your telephone keypad. Again, that is Star, then the number 1 on your telephone keypad.

                      Your first question comes from Nicholas Sarchese with Shenkman Capital.

Nicholas Sarchese:    Good morning guys. I was just wondering if you
                      could touch upon the adjusted EBITDA gap on, I guess page
                      25 of your Q from $55.5 million last year to $48.9 million this year. And kind of give us what a full year run rate without adjustment would be? I have a couple of follow-ups.

Mike Gruppuso:        Well (Nick) I think that you're referring to the energy
                      contract (levelization) adjustment...

Nicholas Sarchese:    Yes.

Mike Gruppuso:        ... in particular?

Nicholas Sarchese:    Yes.

Mike Gruppuso:        Okay. I think as we've disclosed before, SEMASS
                      has two power purchase contracts, PSA I and PSA II. SEMASS overall does about 613,000 megawatt hours a year about 33% of that production comes from PSA II. In 2004 the contractual rate under PSA II was approximately $144 a megawatt. In 2005 that number is about $27 a megawatt. So the difference of approximately $117 times the production for SEMASS during the year would be about the difference in the energy contract levelization that one would expect for the full year basis.

Nicholas Sarchese:    Okay. So if we were to annualize that number
                      would that be a fair prophecy for a full in year in fact as well. Or given the seasonality, should it be a little bigger or a little smaller?

Mike Gruppuso:        It's pretty close.

Nicholas Sarchese:    Okay.

Mike Gruppuso:        The PSA II contract is on top of PSA I.
                      So normally the majority of the seasonality impact, impacts the PSA I pricing.

Nicholas Sarchese:    Okay.  And this was just a one-time mark to market
                      feature in the contract as far as price
                      adjustment? Or could you touch a little bit upon the mechanics behind these...

Mike Gruppuso:        No under the EITF for revenue levelization, we
                      were reporting revenues on SEMASS on a levelized basis.
                      Generally that happens in instances where you have significant decreases in the overall pricing of the contract like we had going from $144 to $27 is a significant decrease.

                      What's been happening is we have been levelizing net revenue, i.e., not recognizing the $144 into cash revenues. Nor we will recognize the $27. So really what happens is we've levelized the earnings over the entire life of the contract.

Nicholas Sarchese:    Yes.


Mike Gruppuso:        And, you know, as I've said on a cash basis, the
                      analysis we just went through would be the approximate cash impact but not the GAAP impact.

Nicholas Sarchese:    Okay.  And as far as any other potential adjustments
                      looking out on the horizon should the
                      number be pretty stable from here on in?

Mike Gruppuso:        Yes.  The other thing I should mention is that, again,
                      this was all anticipated in the  contract.
                      The SEMASS cash flows, principally the principal repayments on the SEMASS debt have been sculpted to account for the differential in the cash flow, the revenue.

Nicholas Sarchese:    Okay.  And then secondly, could you maybe give us an
                      update on New York Department of Sanitation's long-term waste plan where you guys sit in terms of their forward plan. Any update on that?

(John Miller):        (Nick) I mean at this point we're like everybody
                      else that's involved in the process, we're waiting for feedback from the City and meetings that will determine what the future is. So there's really not much I can tell you at this point.

Nicholas Sarchese:    Do you have any sense of timing as to when
                      that gets resolved?

(John Miller):        Yes, I mean we've expected all along that we would
                      start hearing something some time in May.

Nicholas Sarchese:    Okay.  And all things being aside, regardless of
                      what their decision is, how much longer do you have under the existing contract?
                      Or when would they transition to the new plan?

(John Miller):        I wish I could answer that question. The contract
                      that we just renewed at (Essex), the major contract that we have is basically for all intents and purposes, a five year contract. So, you know, that's there. And it renewed a contract that we had in place for five years. How long it will take the City to make all its decisions and transition to their new solid waste plan, man that's just tough to say.

                      So I think we're in a good position right now with the renewed contract at (Essex). And we just will endeavor to improve that position as we go through our negotiations with them.

Nicholas Sarchese:    Okay.  Would it be a fair comment to say, at least
                      the documentation that I've seen in
                      terms of, I guess, early proposals that they've set forth, they've included I believe your Essex plant in terms of the planning?

(John Miller):        Most clearly.  We expect to be a part of what goes on.
                      But it's like everything else in these kind of situations, we'll only know that as we actually get down to the real discussions. But yes we expect and preliminary indications have been good.

Nicholas Sarchese:    And as far as preliminary indications, have they
                      kind of outlined the potential volume
                      levels or pricing or...

(John Miller):        Nothing that I could clearly speak of on this call.

Nicholas Sarchese:    Okay.

(John Miller):        Because clearly they are subject to change.

Nicholas Sarchese:    Okay.  Thanks.

Operator:             Again if you would like to ask a question at this
                      time, please press Star then the number 1 on your telephone keypad.

                      Sir, at this time there are no further questions.

(Joanne Pagliuca):    Okay, thank you very much everyone.  And have a good day.


                                       END